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                                                                    Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         INVESCO VAN KAMPEN MASSACHUSETTS VALUE MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Massachusetts Value Municipal Income Trust was held on June 17, 2011. The Meeting was held for the following purpose:

(1) Elect four Class III Trustees, three by the holders of Common Shares and one by the holders of the Preferred Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:


                                                               Votes
Matter                                            Votes For  Withheld
--------------------------------------------      ---------  --------
(1)   R. Craig Kennedy .....................      2,406,565    49,476
      Jack E. Nelson .......................      2,406,465    49,576
      Colin D. Meadows .....................      2,406,565    49,476
      Hugo F. Sonnenschein(P) ..............            325        86


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(P) Election of trustee by preferred shareholders only.